November 1, 1982


Daily Tax Free Income Fund, Inc.
100 Park Avenue
New York, New York  10017


Ladies and Gentleman:

     We hereby agree to provide you with an initial capital contribution of $100,000 by purchasing 100,000 shares of your common stock par value $.001 per share, at a subscription price of $1.00 per share. Our payment is confirmed.

     We hereby represent that we are purchasing such shares for investment and not with a view to reselling or otherwise distributing them.


                                                   Very truly yours,


                                                   REICH & TANG, INC.

                                                   By: /s/ Bernadette N. Finn


Accepted By:
Daily Tax Free Income Fund, Inc.
By: William Berkowitz